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                                                                   EXHIBIT 10.11

                             [GRAPHIC REMOVED HERE]

                               SALT UNION LIMITED

  3 Kings Court . Manor Farm Road . Manor Park . Runcorn . Cheshire . England .
                 WA7 1HR . Tel: 01928 579679 . Fax: 01928 579432


                            DATED 1st SEPTEMBER 1997

                               SALT UNION LIMITED

                                     - and -

                                  DAVID GOADBY

                                SERVICE AGREEMENT


  Registered in England No 2654529 Registered Office: 3 Kings Court Manor Farm
                 Road Manor Park Runcorm Cheshire England WA71HR
                      A member of the HARRIS CHEMICAL GROUP

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THIS AGREEMENT is made the 1st SEPTEMBER 1997 BETWEEN:

(1) Salt Union Limited whose registered office is situate at 3 Kings Court, Manor Farm Road, Manor Park, Runcorn, Cheshire, WA7 IHR and registered number is 2654529 (hereinafter called "the Company");

and

(2) David John Goadby of 7 Gorse Close, Norley, Near Warrington, Cheshire, WA6 8PY (hereinafter called "the Executive").

NOW IT IS HEREBY AGREED as follows:

1.      DEFINITIONS

In this Agreement:

        "Associated Company"                 means a company which is from time
                                             to time a subsidiary or a holding
                                             company (as those expressions are
                                             defined by Section 736 of the
                                             Companies Act 1985) of the Company
                                             or a subsidiary (other than the
                                             Company) of a holding company of
                                             the Company and the expression
                                             "Associated Companies" shall be
                                             construed accordingly;

        "Board"                              means the Board of Directors from
                                             time to time of the Company;

        "Collective Investment Scheme"       means collective investment scheme
                                             as defined in Section 75 of the
                                             Financial Services Act 1986;

        "Control"                            means the holding of 51 per cent or
                                             more of the issued voting share
                                             capital of the Company or
                                             Associated Company;

        "Employment"                         means the employment established by
                                             this Agreement:

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        "Parent"                             Harris Chemical Group Inc

2.      APPOINTMENT AND TERM

2.1 The Company shall employ the Executive and the Executive shall serve the Company as Managing Director.

2.2 The Executive's employment shall be deemed to have commenced on the signing of this Agreement and shall continue (subject to the provisions of clause 2.3 and to the provisions for earlier determination hereinafter contained) unless and until terminated by either the Company giving to the Executive not less than twelve months prior notice in writing or by the Executive giving to the Company not less than three months prior notice in writing.

2.3     If the Executive's employment terminates:
        (i) by reason of the liquidation of the Company for the purposes of amalgamation or reconstruction; or
        (ii) as part of any arrangement for the amalgamation of the undertaking of the Company not involving liquidation; or
        (iii) as part of any arrangement for the transfer of the whole or part of the undertaking of the Company to an Associated Company;
        and the Executive is offered employment as Managing Director of any undertaking from such amalgamation or reconstruction by events described at (a) (b) or (c) above at a location in North West England or otherwise as is mutually agreeable to both the Executive and the Company on terms which, when taken as a whole, are no less favourable to the Executive than the terms of the Executive's Employment, the Executive will have no claim against the Company or any Associated Company, in respect of the termination of the Executive's employment by reason of the events described in (a) (b) or (c) of this clause.

2.4 In the event that a company acquires control of the Company, the Executive will be entitled to terminate this Agreement with immediate effect and upon such termination the Company shall compensate the Executive by paying him as liquidated damages in full and final settlement of any claims which he has against the Company by reason of the termination of this Agreement a sum equivalent to basic salary, the value of the

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        Executive's Company Car and Medical Insurance calculated over a twelve month period (less such tax and National Insurance contributions as may be properly deducted therefrom) at the rate to which the Executive shall have been entitled immediately prior to that termination. The value of the Executive's benefits in kind should be assessed on the Inland Revenue agreed scale then prevailing.

2.5 Any payment to the Executive on determination of this Agreement (whether accrued salary, holiday pay or otherwise) shall have deducted at source by the Company any income tax or employees National Insurance contributions which the Company is obliged to deduct.

3.      DUTIES

3.1 The Executive's duties shall be those of Managing Director. The Board may from time to time impose on or assign to the Executive such reasonable duties as it may determine, provided always that such duties shall be commensurate with the Executive's position and status. The Executive shall devote the whole of his time and attention, abilities and skill during working hours to carrying out his duties, shall faithfully, efficiently and diligently perform such duties to promote the best interests of the Company and any Associated Company and for that purpose shall exercise such powers consistent with the office to which he is appointed and also such powers as may from time to time be conferred on him by the Board.

        Further the Executive accepts that the Board may due to urgent business requirements require him to perform other duties or tasks not within the scope of his normal duties and the Executive agrees to perform those duties or undertake those tasks as if they were specifically required under this Agreement.

3.2 The Executive shall obey the reasonable and lawful restrictions, directions, rules or the regulations given to him by the Company or from time to time established or laid down by the Company concerning its employees.

3.3 The Executive shall at all times promptly give to the Company (in writing if so requested) all such information and explanations as it may require in connection with matters relating to the Employment or with the business of the Company or any Associated Company.

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3.4     In pursuance of his duties hereunder the Executive shall, if so required by the Company and without further remuneration therefor, perform such reasonable services for any Associated Company as the Company may reasonably require from time to time, and shall act as director, officer or employee of such Associated Company and carry out such reasonable duties upon such appointment as if they were duties to be performed by him on behalf of the Company under this Agreement provided in each case that such services or duties are commensurate with the Executive's position and status.

3.5 If the Executive is given notice under Clause 2.2 above the Company shall be under no obligation to vest in or assign to the Executive any powers or duties or to provide any work for the Executive, and the Company may at any time or from time to time suspend the Executive from the performance of his duties or exclude him from any premises of the Company, but salary will not cease to be payable by reason only of the suspension or exclusion of the Executive and the Executive will continue to receive all other benefits (unless and until the Employment shall be terminated under any provision of this Agreement).

4.      TRAVEL AND RESIDENCE

The Executive shall, if and for so long as he is so required by the Company and without any further remuneration therefor other than is herein mentioned, perform his duties at the Company's premises at 3 Kings Court, Manor Farm Road, Manor Park, Runcorn, Cheshire, WA7 1HR and elsewhere in North West England or such other locations as shall be mutually agreeable to both the Executive and the Company, and in the course of his employment the Executive may be expected to travel (from time to time) both within and outside the United Kingdom.

5.      HOURS

The Executive shall work such hours as are necessary in order to fulfill properly his duties and shall be entitled to no further remuneration from work performed outside his normal working hours.

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6.      NON-COMPETITION

Save with the written consent of the Board, the Executive shall not during the continuance of this Agreement be engaged or interested either directly or indirectly in any business other than that of the Company or any Associated Company to which his duties shall be extended. Nothing in this clause shall preclude the Executive from being the holder of shares or other securities in any company which are quoted, listed or otherwise dealt in on a recognised stock exchange or other securities market and which confer not more than 1 per cent of the votes which could be cast at a general meeting of the company concerned unless the Board shall require him not to do so in any particular case on the ground that such company is or may be carrying on a business competing or tending to compete with the business of the Company or any Associated Company nor shall anything in this clause preclude the Executive from investing in the units of any Collective Investment Scheme or business expansion scheme or similar fund.

7.      CONFIDENTIAL INFORMATION

7.1 The Executive shall not either during the continuance of this Agreement or thereafter for so long as the same is not commonly known in the trade (except through breach by the Executive of this obligation of confidence) other than for the benefit of the Company or any Associated Company use or reveal to any person any of the trade secrets, secret or confidential operations, processes or dealings or any other confidential information concerning the Company or any Associated Company or any client or customer of the Company or any Associated Company including (but without limiting the generality of the foregoing) any information or knowledge relating to any other business carried on or under investigation by the Company and/or any Associated Company, its manufacturing plans, processes of manufacture, ideas, inventions, know how, techniques, designs, researches, prices, products, markets, marketing, business strategies or suppliers where such information or knowledge was obtained by him whilst in the employ of the Company or any Associated Company.

7.2 The foregoing obligation of confidence shall not apply to any disclosure to the officials of the Company whose province it is to know the same, or where the Executive is ordered so to do by a court of competent jurisdiction or by the direction of the Company or is required to do so by law.

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8.      COMPANY PROPERTY

All documents, papers, correspondence, notes, memoranda, records (which shall include information recorded or stored in writing and also information recorded and stored upon magnetic tape or disc or otherwise recorded or stored for reproduction whether by mechanical or electronic means and whether or not such reproduction will result in a permanent record thereof being made) and writings made by the Executive relative to the business of the Company or any Associated Company or which have come into his possession in the course of the Employment, shall be and remain the property of the Company or the Associated Company (as the case may be), shall be kept in safe custody by the Executive and shall be handed over by the Executive to the Company or the Associated Company (as the case may be) together with any other property of whatever nature of the Company or any Associated Company on demand with the exception of the motor car referred to and subject to the provisions of clause 11 below and in any event on leaving the service of the Company the Executive shall not keep any copies thereof.

9.      REMUNERATION

9.1     During the Employment the Company shall pay to the Executive:

        9.1.1 a salary at the rate of (pound)81,600 pounds per annum (or at such other rate as the parties hereto shall from time to time agree) payable by equal calendar monthly installments in arrears on the twenty-fifth day of each month and accruing from day to day;

        9.1.2 such bonuses or additional remuneration (if any) as the Board may from time to time determine provided always that the Executive shall be entitled to participate in a bonus scheme on terms notified to him from time to time by the Company save that the Company may at any time discontinue the operation or payment of any such bonus scheme by giving not less than three months prior notice in writing of such discontinuance.

9.2 Regardless of anything to the contrary contained in the Articles of Association of the Company or any Associated Company, the Executive shall not be entitled to any other remuneration whether as an ordinary, executive or local director of the Company or any Associated Company or otherwise and the Executive shall, as the Company may direct,

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        either effectually waive his right to any such remuneration or shall account for and pay over the same to the Company immediately he receives it; and

9.3 The rate of the salary specified in sub-clause 9.1.1 of this clause shall be reviewed annually on 1 April.

10.     EXPENSES

The Company shall (on production of satisfactory receipts if requested) reimburse or cause to be reimbursed to the Executive all reasonable travel, hotel, entertaining and other out-of-pocket expenses properly, wholly and necessarily incurred by him, or which he may from time to time be authorised to incur, in the performance of his duties under this Agreement and such expenses shall be presented to the Company's Chief Financial Officer for his signature and approval before payment is made to the Executive. Any credit card supplied to the Executive by the Company shall be used solely for expenses properly, wholly and necessarily incurred by him or as may have been authorised in the course of the Employment and such credit card shall be returned immediately on demand to the President of the Parent Company and in any event on the termination for whatever reason of the Employment.

11.     CAR

11.1 The Company shall, during the continuance of the Employment (subject to his being fully qualified to drive), provide for the Executive subject to the Company's insurance policy rules, a motor car of a type as specified in the Company's present car policy and shall renew or replace the same from time to time in accordance with the Company's policy from time to time relating to the provision of motor cats. The Company shall bear the cost of insuring (but not any increase in insurance premiums occasioned solely by reason of the conviction of the Executive for any offence) testing, taxing, repairing (subject as provided below) and maintaining and running the same.

11.2    The Executive shall:

        11.2.1 take good care of the car and procure that the provisions and conditions of any policy of insurance relating thereto are observed;

        11.2.2 not permit such car to be taken out of the United Kingdom without the written consent of the Company; and

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        11.2.3   return the car and its keys to the Chief Financial Officer of the Company immediately upon the Executive ceasing to hold a valid full driving license and in any event on termination for whatever reason of the Employment.

12.     HOLIDAYS

12.1 The Executive shall be entitled to twenty-six working days holiday with pay in each year to be taken at such time or times, as the Board may approve in addition to the normal statutory, bank and other public holidays for the time being recognised by the Company. The holiday year runs from 1st January to 31st December. Holidays not taken in any such year or by the determination of this Agreement will be lost and the Executive will not be entitled to any accrued holiday pay or pay in lieu of holiday except on termination of the employment.

12.2 If the Executive shall serve under this Agreement during part only of a calendar year, he shall be entitled to 2 working days holiday in respect of each full calendar month served.

12.3 Upon termination of this Agreement for whatever reason whether lawful or unlawful, the Executive should be entitled to a payment in lieu on a pro-rata basis for any holidays not taken which have accrued in a calendar year then current. This payment shall be calculated by multiplying the accrued entitlement of 1/260 of the Executive's salary at the time.

12.4 Similarly if at the date of termination of the employment the Executive should have taken more holiday than has accrued the Company may make deductions for the appropriate amount from any accrued salary. This deduction shall be calculated in accordance with the formula set out in Clause 12.3 above.

13.     SICKNESS

13.1 If the Executive shall during the Employment be prevented by illness, accident or injury from performing his duties hereunder, he shall be entitled (subject to production of medical certificates satisfactory to the Company if requested) to receive for a period of 26 weeks in any twelve month period his salary at the rate specified in Clause 9.1.1 hereof (less any statutory sick pay).

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13.2    The Executive will, if required by the Company, whether in connection with absence through illness, accident or injury or generally in connection with the Employment, at the Company's expense present himself for a medical examination by a doctor selected by the Company, a copy of whose report shall be available on request to the Executive.

14.     INVENTIONS

14.1 In view of his position as Managing Director and the duties thereby entailed and the responsibilities arising from the nature of such duties the Executive shall have a special obligation to further the interests of the Company. Accordingly, if at any time during the Employment, the Executive shall make or discover any invention, development, improvement, process or secret whether alone or in conjunction with any other person, firm or company which (whether the subject of letters patent or not) shall relate to or concern any of the products or methods of production of the Company or any Associated Company whether in exile or planned or merely contemplated (referred to as an "Invention") then:

        14.1.1 the Executive shall forthwith in writing communicate full details thereof including (without prejudice to the generality of the foregoing) all necessary plans and models to the Board or as the Board may direct;

        14.1.2 any such Invention made or discovered by the Executive, or his share therein if made or discovered jointly, shall insofar as it relates to or concerns the business of the Company or any Associated Company belong to and be the absolute property of the Company;

        14.1.3 all information relating to an Invention shall be regarded as confidential and accordingly the provisions of clause 7 hereof shall apply thereto (as well after as before any registration or application to register any patent in respect of such Invention);

        14.1.4 at the request of the Company (whether during the continuance of the Employment or thereafter) the Executive shall at the expense of the Company as part of his duties join with and assist the Company or any nominee of the Company in obtaining and/or renewing letters patent, design and/or trade mark registrations or other like protection in such countries as the Board may direct for

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                 the Invention and shall execute such deeds and documents and carry out such acts as may be necessary for vesting in the Company or its nominee (as the case may be) the sole beneficial right in the Invention; and

        14.1.5 the Company shall be under no liability to account to the Executive for any revenue or profit derived or resulting from the Invention.

        The provisions of this clause shall be without prejudice to the Executive's rights (if any) under Section 40 of the Patents Act 1977 or any modification or re-enactment thereof and the Executive hereby irrevocably and by way of security appoints any Director of the Company to be his attorney and in his name and on his behalf to do and execute any such act or instrument as may be necessary for the purpose of implementing the above provisions.

15.     TERMINATION

15.1 The Company may by notice in writing to the Executive determine this Agreement forthwith (and the Executive shall have no claim against the Company for damages or otherwise by reason of such determination) if the Executive shall:

        15.1.1   commit an act of bankruptcy; or

        15.1.2 commit any serious breach of or continue (after written warning) any material breach of any of his obligations to the Company or any Associated Company under this Agreement; or

        15.1.3 be convicted of an offence under any present or future statute, order or regulation relating to insider dealing; or

        15.1.4 have an order made against him under any of the provisions of Sections 6 to 10 (inclusive) of the Company Directors Disqualification Act 1986 or for any reason whatsoever shall be or become prohibited by law from being a director; or

        15.1.5 refuse without proper reason to comply with any lawful and reasonable orders or directions given to him by the Board; or

        15.1.6 be guilty of conduct which brings the Company or any Associated Company into serious disrepute so long as the Company within three months of having been made aware of the conduct determines this Agreement; or

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        15.1.7   be convicted of any criminal offence (other than any offence under road traffic legislation in the United Kingdom or elsewhere for which he is not sentenced to any term of imprisonment whether immediate or suspended).

15.2 The Executive's employment shall automatically terminate by reason of the Executive's retirement, without the need for the Company to give notice hereunder in accordance with Clause 2.2. above, on the Executive's sixty-second birthday.

15.3 On termination of this Agreement for whatever cause the Executive shall forthwith resign from all offices held by him in the Company and any Associated Company (but such resignation shall be without prejudice to any claims which the Executive may have for breach of this Agreement) and hereby irrevocably appoints and authorises the Chief Financial officer of the Company to be his attorney to sign such resignation in his name.

16.     MISREPRESENTATION

The Executive shall not at any time make any untrue statement about or in relation to the Company or any Associated Company or its or their personnel and in particular, shall not after the determination of the Employment wrongfully represent himself as being employed by or connected with the Company or any Associated Company.

17.     POST-EMPLOYMENT RESTRICTIONS

The Executive undertakes and agrees with the Company that for a period of six months from the termination of the Employment he will not without the prior consent in writing of the Board directly or indirectly:

17.1 carry on or be concerned or (save as the holder of shares or other securities in any company which are quoted, listed or otherwise dealt in on a recognised stock exchange or other securities market and which confer not more than 1 per cent of the votes which could be cast at a general meeting of the company concerned and save as an investor in the units of any Collective Investment Scheme or in a business expansion scheme or similar fund) interested in any business within the United Kingdom of the kind carried on at the date of termination or the Employment by the Company or any Associated Company and to which the Executive's duties related;

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17.2    canvass or solicit (in competition with the Company or any Associated
        Company to which the Executive duties related) the custom of or deal with any person or firm or company who at any time during the period of twelve months immediately preceding the date of termination of the Employment was to the knowledge of the Executive a customer or prospective customer or in the habit of dealing with the Company or any Associated Company in respect of goods or services of a type supplied by the Company or any Associated Company to which the Executive's duties related and who was known to the Executive by reason of the Employment;

17.3 solicit or entice or endeavour to solicit or entice away from the Company or any Associated Company to which the Executive's duties related any supplier who has supplied goods or services to the Company or any Associated Company during the period of six months immediately preceding the date of termination of the Employment if such solicitation or enticement causes or would cause such supplier to cease supplying, or materially to reduce its supply of, those goods or services to the Company or any Associated Company.

Further the Executive undertakes and agrees with the Company that for a period of six months from the termination of Employment he will not without the prior consent in writing of the Board directly or indirectly;

17.4 solicit or entice or endeavor to solicit or entice away from the Company or any Associated Company any director, manager, employee or consultant who was employed or engaged by the Company or any Associated Company at the date of termination of the Employment in a managerial, supervisory, technical, sales, financial or administrative post and to whom the Executive's duties related whether or not such person would commit any breach of his contract of employment by reason of leaving the employment of the Company or any Associated Company; and

17.5 the Executive agrees and acknowledges that each of the restrictions contained in the foregoing sub-clauses of this clause shall constitute entirely separate and independent restrictions on him and that the duration, extent and application of each of the restrictions are no greater than is necessary for the protection of the goodwill of the business, trade secrets and confidential information of the Company or any Associated Company and that such restrictions would not operate harshly or unreasonably on him; and

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17.6    if any such restriction is held to be invalid but, if reduced whether in its field or activity, in its duration or in its geographical area, would be valid in such reduced form, then such reduced restriction and all other remaining restrictions shall continue to apply to the extent that they shall not be held to be invalid.

18.     PENSION AND MEDICAL INSURANCE SCHEMES

18.1 The Executive now and throughout the term of this Agreement has the option to be a member of the Defined Benefit Pension Scheme or such other pension scheme or schemes (if any) in which the Company participates and which the Executive is eligible to join in accordance with the rules thereof and the Company shall duly and punctually pay all contributions due from it under the rules of the scheme in respect of the Executive's benefits thereunder. The Executive's contributions to the scheme or schemes will be deducted from his salary. The Company has contracted out of the State Earnings Related Pension Scheme.

18.2 The Executive shall be entitled to membership of the Company's Medical Insurance Scheme from time to time in force applicable to full-time employees or officers of the Company in accordance with the rules applicable thereto and the Company shall bear the subscriptions therefor. Membership will include cover for the Executive, his spouse and his children under the age of 18.

19.     ENTIRE AGREEMENT

This Agreement shall be in substitution for any previous service agreement between the Company or any Associated Company and the Executive and for any terms of employment previously in force between the Company or any Associated Company and the Executive and the Executive acknowledges and warrants that there are no agreements or arrangements whether written, oral or implied between the Company or any Associated Company and the Executive relating to the employment of the Executive other that those expressly set out in this Agreement and that he is not entering into this Agreement in reliance on say representation not expressly set out in this Agreement.

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20.     NO COMMISSIONS

The Executive shall under no circumstances whatsoever either directly or indirectly receive or accept for his own benefit any commission, rebate, discount, gratuity or profit from any person, company or firm having business transactions with the Company or any Associated Company.

21.     EMPLOYMENT RIGHTS ACT 1996

The written particulars of terms of employment referred to in Section 1 of the Employment Rights Act 1996 are contained herein and accordingly no separate written statement will be given by the Company to the Executive.

22.     NOTICES

Any notice or other document to be given under this Agreement to the Company shall be delivered or sent by first class recorded delivery post or facsimile or telex to the Company at its registered office from time to time (for the attention of the Secretary of the Company) and any notice or other document to be given under this Agreement to the Executive shall be delivered to him or sent by first class recorded delivery post or facsimile or telex to his usual or last known place of residence. Any such notice or other document shall be deemed to have been served:

22.1    if delivered, at the time of delivery; or

22.2 if posted, at the expiration of 48 hours after the envelope containing the same was put into the post; or

22.3 if sent by facsimile or telex, at the expiration of 12 hours after the same was dispatched or (in the case of telex and if earlier) when the sender shall have received the recipient's answerback code after sending.

In proving such service it shall be sufficient to prove that delivery was made or that the envelope containing such notice was properly addressed and posted pre-paid first class recorded delivery letter or that the facsimile or telex was properly addressed and dispatched as the case may be.

23.     DISCIPLINARY AND GRIEVANCE PROCEDURE

There is no formal disciplinary procedure. If the Executive is dissatisfied with any disciplinary decision relating to him or seeks redress of any grievance relating to the Employment (other than

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the construction of this Agreement), he should first refer the matter to the
President of Parent Company and then to the Chairman of the Parent Company.

24.     PERIOD OF CONTINUOUS EMPLOYMENT

The Executive has service with ICI which service commenced on 1 September 1972 and which counts as part of the Executive's continuous period of employment.

25.     GOVERNING LAW

This Agreement shall be governed by and construed in accordance with English law and the parties hereby submit to the jurisdiction of the English Courts as regards any claim or matter arising under this Agreement.

IN WITNESS whereof this document is executed as a Deed and is delivered on the day and year first above written.

THE COMMON SEAL of    )
                      )
----------------      )
LIMITED               )
was hereunto          )
affixed in            )
the presence of:      )

              Director

             Secretary

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SIGNED AS A DEED by   )
the said ___________  )
_____________ in
the presence of:      )

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